Exhibit 10(iii)(ee)

Whirlpool Supplemental Executive Retirement Plan

(As Amended and Restated Effective as of January 1, 2009)

Contents

ARTICLE 1. ESTABLISHMENT OF THE PLAN		1

1.1	Establishment and History of the Plan	1

1.2	Purpose	1

1.3	Application of the Plan	1

ARTICLE 2. DEFINITIONS AND CONSTRUCTION		2

2.1	Definitions	2

2.2	Gender and Number	3

2.3	Severability	4

2.4	Applicable Law	4

2.5	Section 409A Compliance	4

ARTICLE 3. PARTICIPATION		5

3.1	Eligibility	5

3.2	Participation	5

3.3	Transferred Participants	5

ARTICLE 4. BENEFITS		6

4.1	Eligibility for Benefits	6

4.2	Amount of Retirement Benefit	6

4.3	Time and Form of Payment of Retirement Benefit	7

4.4	Cash-Out of Small Retirement Benefits	9

4.5	Distributions on Account of Disability	10

4.6	Distributions on Account of Death Following Commencement of Installment Payments	10

4.7	Distributions on Account of Death Before Payment or Commencement of Installment Payments	11

4.8	Delay of Payment	11

4.9	Forfeiture for Cause	12

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ARTICLE 5. ADMINISTRATION AND GENERAL PROVISIONS		13

5.1	Administration	13

5.2	Funding of the Plan	13

5.3	Claims Procedure	13

5.4	Payment of Expenses and Indemnity for Liability	14

5.5	Incompetence	14

5.6	Nonalienation	14

5.7	Employer-Employee Relationship	14

5.8	Effect on Other Benefit Plans	15

5.9	Tax Liabilities	15

ARTICLE 6. CHANGE IN CONTROL, AMENDMENT, AND TERMINATION		16

6.1	Change in Control	16

6.2	Amendment	16

6.3	Termination	16

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Article 1. Establishment of the Plan

1.1 Establishment and History of the Plan

Whirlpool Corporation previously established a supplemental retirement plan for certain of its eligible Employees known as the “Whirlpool Supplemental Executive Retirement Plan” (the “Plan”), which Plan was originally effective as of August 18, 1981. The Plan was last amended and restated effective as of December 31, 1993. Effective as of the close of business August 31, 2002, the Whirlpool Financial Corporation Supplemental Executive Retirement Plan was merged into the Plan. The Plan is hereby amended and restated effective as of January 1, 2009 to make changes to the Plan as required or permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable guidance issued thereunder.

1.2 Purpose

The purpose of the Plan is to provide a Participant with a retirement income based on the Participant’s Average Incentive Award, which award is not taken into consideration as compensation under the Whirlpool Employees Pension Plan (“WEPP”). The Plan is intended to provide unfunded, deferred compensation benefits to a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.3 Application of the Plan

Except as provided in the following sentence, the terms of this Plan, as amended and restated herein, apply to each Participant who has not received or commenced to receive payment of his or her accrued retirement benefit before January 1, 2009. In the case of certain Participants who received or commenced to receive payment of his or her benefit under WEPP prior to January 1, 2009 such a Participant’s retirement benefit under this Plan shall commence to be paid on the specified date in 2009 determined in accordance with the rules established with respect to the Plan prior to December 31, 2008 and shall be paid in the form determined in accordance with those rules.

The rights of each Participant who received or commenced to receive payment of his or her accrued retirement benefit after December 31, 2004 but before January 1, 2009 will be governed by the terms of the Plan in effect as of the Participant’s termination of employment subject to changes required by Section 409A, and subject to the Company’s good-faith interpretation of the requirements of Section 409A and transitional guidance published by the IRS.

The rights of each Participant who received or commenced to receive payment of his or her accrued retirement benefit before January 1, 2005 will be governed by the terms of the Plan in effect as of the Participant’s termination of employment.

Article 2. Definitions and Construction

2.1 Definitions

Whenever used in the Plan, the following terms shall have the meaning set forth below unless the context clearly indicates otherwise.

(a)	“Affiliate” means an Affiliate as defined in WEPP.

(b)	“Board of Directors” means the Board of Directors of the Company.

(c)	“Change in Control” means an event that would constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A.

(d)	“Code” means the Internal Revenue Code of 1986, as now in effect or hereafter amended.

(e)	“Committee” or “Human Resources Committee” means the Human Resources Committee appointed by the Board of Directors of the Company.

(f)	“Company” means Whirlpool Corporation, and any organization that is a successor thereto.

(g)	“Continuous Service” means Continuous Service as defined in WEPP.

(h)	“Credited Service” means Credited Service as defined in WEPP.

(i)	“Disability” or “Disabled” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The Participant will be deemed to be Disabled if he or she is determined to be totally disabled by the Social Security Administration or if he or she is determined to be disabled in accordance with the Company’s (or Subsidiary’s, if applicable) disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the foregoing definition of Disability.

(j)	“Employee” means any employee of the Company.

(k)	“Employer” means the Company and any Subsidiary or Affiliate of the Company any of whose Employees are covered by the Plan.

(l)	“Incentive Award” means –

(1)	for years prior to 1989, the total of awards made for any year under the Key Executive Incentive Plan of the Company and from the Discretionary Bonus Fund under the Whirlpool Corporation Bonus Plan; and

(2)	for 1989 and subsequent years, a Participant’s “Final Incentive Award” for a particular year in which he is a Participant in this Plan, as determined under the Whirlpool Corporation Performance Excellence Plan, but such award shall be recognized in such year only to the extent that the Human Resources Committee affirmatively specifies that a Participant’s award will be recognized for purposes of accruing benefits under the Plan;

which bonus is not included in the calculation of benefits under WEPP (no other bonus of any kind shall be recognized or included as an Incentive Award); determined in each case without regard to the year or years in which any such award is actually paid to the Participant and irrespective of whether the award is paid in cash or is deferred for future payment under the Whirlpool 401(k) Retirement Plan, the Whirlpool Corporation Executive Deferred Savings Plan, the Whirlpool Corporation Executive Deferred Savings Plan II or their related or predecessor plans.

(m)	“Participant” means an Employee who has satisfied the conditions of sections 3.1 and 3.2.

(n)	“Plan” means the Whirlpool Supplemental Executive Retirement Plan as provided herein and as subsequently amended from time to time.

(o)	“Qualifying Survivor” means, for purposes of calculating death benefits under Section 4.6 or Section 4.7 of the Plan, the spouse to whom the Participant is married at the time of death, or, if none, the class of persons consisting of the Participant’s unmarried surviving children who have not attained their twenty-first birthday. “Children” means a Participant’s own natural children, lawfully adopted children, stepchildren, foster children, or other children who are dependent upon the Participant as the principal source of support.

(p)	“Section 409A” means Code Section 409A, the final regulations issued under Code Section 409A, and all other Internal Revenue Service guidance that may be issued thereunder.

(q)	“Subsidiary” means a subsidiary of the Company as defined in WEPP.

(r)	“Separation from Service” has the meaning given to such term by Section 409A.

(s)	“WEPP” means the Whirlpool Employees Pension Plan as modified by the Part II Supplement for the Salaried Employees Participating Group.

(t)	“Years of Participation” means the number of complete calendar years in which an Employee is a Participant in the Plan; provided, however, that the first calendar year in which an Employee becomes a Participant in the Plan shall be treated as a complete calendar year.

2.2 Gender and Number

Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

2.3 Severability

In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

2.4 Applicable Law

The Plan shall be governed, construed, and administered in accordance with the laws of the State of Michigan.

2.5 Section 409A Compliance

It is intended that any payment to a Participant that accrues and becomes payable pursuant to this Plan will not be subject to interest and additional tax under Section 409A. The provisions of the Plan will be interpreted and construed in favor of the Plan meeting any applicable requirements of Section 409A. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A, or would cause the administration of the Plan to fail to satisfy Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. The Company, in its absolute discretion, may amend (including retroactively) this Plan to conform to Section 409A, including amendments to facilitate the ability of a Participant to avoid the imposition of interest and additional tax under Section 409A. However, nothing herein shall be construed as a guaranty by the Company of any particular tax effect on any payment accrued under the terms of the Plan. In any event, the Company will have no responsibility for the payment of any applicable taxes on income deferred by the Participant pursuant to the provisions of this Plan.

Article 3. Participation

3.1 Eligibility

An Employee who was a Participant in the Plan on December 31, 2008, shall continue to be a Participant on and after January 1, 2009. An Employee who was not a Participant in the Plan on December 31, 2008 shall become eligible to participate in the Plan if such person is hired in, or is promoted to, a position of employment with the Employer that is in Bands 00, 01, 02, 03 or 04a, or its current equivalent under the Company’s position grading system.

3.2 Participation

An Employee who is eligible to participate in the Plan as described in section 3.1 shall become a Participant in the Plan as of the first day of the calendar year in which such person meets the eligibility conditions in section 3.1. Upon termination of a Participant’s employment, or if earlier, upon the Committee’s determination that such Participant is no longer employed in a class of employment that is eligible to participate (due to demotion of such Participant to an ineligible class of employment or otherwise), such Participant shall be considered an Inactive Participant. Any amounts previously accrued for the benefit of such Inactive Participant pursuant to the terms of the Plan shall be paid to such Inactive Participant (or to such Inactive Participant’s Qualifying Survivor(s)) in accordance with Article 4.

3.3 Transferred Participants

In the event that a Participant is transferred from employment with the Employer to employment with a Subsidiary or an Affiliate that is not an Employer under this Plan, such person shall not incur a Separation from Service and shall continue to earn Years of Participation and eligibility for a retirement benefit under the Plan. Such person’s accrued retirement benefit shall be retained under the Plan for distribution in accordance with Article 4. The Participant will no longer earn Credited Service following such transfer, but for purposes of determining his Average Incentive Award, any annual incentive award payable after the transfer under an incentive plan of a Subsidiary or an Affiliate of the Company shall be treated as an Incentive Award hereunder.

In the event any individual who is an employee of Maytag Corporation or on the payroll of Maytag Corporation becomes an employee of the Company or is added to the Company’s payroll, and meets the eligibility requirements of this Plan, or the Plan is amended to provide for such employee’s coverage, the Plan shall be construed in such manner as is necessary in the Committee’s sole discretion, to prevent the duplication of benefits between the Plan and any Maytag Corporation employee benefit program.

Article 4. Benefits

4.1 Eligibility for Benefits

A Participant who –

(a)	has received an Incentive Award for the last full year of employment or for any one or more of the nine calendar years immediately preceding such last full year of employment, and

(b)	whose employment terminates for any reason after completing five (5) years of Continuous Service in one or more position levels that are eligible to participate in the Plan, or whose employment in an eligible position level terminates because of the Participant’s long-term disability (as defined in the Company’s long-term disability plan for salaried employees), shall be eligible to receive a retirement benefit under the Plan, in accordance with and subject to the terms of the Plan.

4.2 Amount of Retirement Benefit

A Participant eligible for a retirement benefit under section 4.1 who has a Separation from Service for any reason other than death shall be entitled to receive a retirement benefit under the Plan that is the lump sum actuarial equivalent value of a single life annuity payable for the life of the Participant, and calculated as follows:

(a)	The single life annuity used for calculating a Participant’s lump sum retirement benefit under the Plan shall be equal to a single life annuity commencing on the first day of the month following the Participant’s sixty-fifth (65th) birthday in an amount determined by multiplying the Participant’s Average Incentive Award by the Participant’s Service Percentage.

The “Service Percentage” shall be two percent (2%) times the Participant’s Credited Service up to a maximum of sixty percent (60%).

The “Average Incentive Award” shall be an amount equal to –

(1)	the sum of the five highest Incentive Awards made to the Participant for the last full year of employment and the nine years of employment immediately preceding such last full year of employment, whether or not for consecutive years, divided by five; and

(2)	provided, if the Participant has had fewer than five Incentive Awards in such period, the Average Incentive Award shall be the sum of all such Incentive Awards divided by five.

Notwithstanding anything in this section 4.2 to the contrary, the monthly payment amount used for calculating the single life annuity which is used for calculation of a Participant’s retirement benefit, as calculated in accordance with the preceding provisions of this Section 4.2, shall be reduced for the Participants, and by the corresponding amounts, set forth in Appendix A.

(b)	If the Participant has attained age fifty-five (55) (but not age sixty-five (65)) as of the date of the Participant’s Separation from Service, the single life annuity shall be presumed to commence on the first day of the month following the Participant’s Separation from Service and the annual amount of the single life annuity determined under (a) above shall be reduced by one-fourth of one percent for each full calendar month, up to a maximum of sixty (60) months, by which the date of the Participant’s Separation from Service precedes the first day of the month coincident or next following the Participant’s sixty-fifth (65th) birthday, plus one-half of one percent for each full calendar month, up to a maximum of sixty (60) months, by which the date of the Participant’s Separation from Service precedes the first day of the month coincident with or next following the Participant’s sixtieth (60th) birthday.

(c)	If the Participant has not yet attained age fifty-five (55) as of the date of the Participant’s Separation from Service, the Participant’s lump sum retirement benefit shall be the actuarial equivalent benefit of the single life annuity (determined under Section 4.2(a) above) calculated as if the single life annuity had commenced on the first day of the month following the Participant’s Separation from Service.

(d)	Notwithstanding anything contained in this Section 4.2 to the contrary, lump sum actuarial equivalence shall be determined as of December 31, 2008 for each Participant whose employment terminated before January 1, 2009 who had not received or commenced to receive payment of his or her accrued retirement benefit as of December 31, 2008.

(e)	Lump sum actuarial equivalence for purposes of determining the amount of the retirement benefit (or a pre-commencement death benefit as described in Section 4.7) shall be computed using the actuarial factors described in WEPP for purposes of determining lump sum payments.

4.3 Time and Form of Payment of Retirement Benefit

(a)	Normal Time and Form of Payment. Subject to Section 4.3(b), Section 4.4, Section 4.5, Section 4.6 and Section 4.7, payment of the Participant’s retirement benefit under section 4.2 shall made to the Participant as follows –

(1)	Except as provided in subsection 4.3(a)(2) below, in a lump sum cash payment on the first regular Company payroll date for salaried exempt employees to occur in the seventh calendar month following such Participant’s Separation from Service.

(2)	For each Participant who terminated employment with the Company before July 1, 2008 who had not received or commenced to receive payment of his or her retirement benefit prior to January 1, 2009, in a lump sum cash payment on the first regular Company payroll date for salaried exempt employees to occur in April 2009.

(b)	Optional Time and Form of Payment.

(1)	Participants Actively Employed between June 30, 2008 and January 1, 2009. An eligible Employee who is actively employed by the Company and is a Participant in the Plan after June 30, 2008 and before January 1, 2009, may elect prior to January 1, 2009 in accordance with procedures adopted by the Committee to receive his or her retirement benefit either –

(A)	in a lump sum cash payment on the first regular Company payroll date for salaried exempt employees to occur in the seventh calendar month following such Participant’s Separation from Service, or

(B)	in a lump sum cash payment on the first regular Company payroll date for salaried exempt employees to occur in April of the calendar year following the first anniversary of the Participant’s Separation from Service, or

(C)	in ten (10) substantially equal annual cash installments (based on a declining balance method) with the first installment payable on the first regular Company payroll date for salaried exempt employees in the seventh calendar month following the Participant’s Separation from Service and the second through the tenth installments payable in each successive tax year of the Participant on the first regular Company payroll date for salaried exempt employees after the anniversary of the first installment payment.

(2)	Terminated Deferred Vested Participants as of December 31, 2008. A Participant who terminated employment with the Company before July 1, 2008 who had not received or commenced to receive payment of his or her retirement benefit prior to January 1, 2009, may elect prior to January 1, 2009 in accordance with procedures adopted by the Committee to receive his or her retirement benefit either –

(A)	in a lump sum cash payment on the first regular Company payroll date for salaried exempt employees to occur in April 2009, or

(B)	in a lump sum cash payment on the first regular Company payroll date for salaried exempt employees to occur in April 2010, or

(C)	in ten (10) substantially equal annual cash installments (based on a declining balance method) with the first installment payable on the first regular Company payroll date for salaried exempt employees in April 2009 and the second through the tenth installments payable on the first regular Company payroll date for salaried exempt employees in April of each successive tax year of the Participant.

(3)	Newly Hired Eligible Employees. An Employee who is first hired on or after January 1, 2009 into a position that is immediately eligible to participate in the Plan as of the Employee’s date of hire may elect within 30 days of the Employee’s date of hire in accordance with procedures adopted by the Committee to receive his or her retirement benefit either –

(A)	in a lump sum cash payment on the first regular Company payroll date for salaried exempt employees to occur in the seventh calendar month following such Participant’s Separation from Service, or

(B)	in a lump sum cash payment on the first regular Company payroll date for salaried exempt employees to occur in April of the calendar year following the first anniversary of the Participant’s Separation from Service, or

(C)	in ten (10) substantially equal annual cash installments (based on a declining balance method) with the first installment payable on the first regular Company payroll date for salaried exempt employees in the seventh calendar month following the Participant’s Separation from Service and the second through the tenth installments payable in each successive tax year of the Participant on the first regular Company payroll date for salaried exempt employees after the anniversary of the first installment payment.

(4)	Employees Promoted into an Eligible Class of Employment. The retirement benefit of a Participant who is first promoted on or after January 1, 2009 into a position that is eligible to participate in the Plan shall be paid in accordance with subsection 4.3(a)(1) above (unless such Participant makes a subsequent deferral election in accordance with subsection 4.3(b)(5) below).

(5)	Subsequent Election Affecting the Time and Form of Payment. A Participant may make a subsequent election to defer the time of payment of the Participant’s retirement benefit, provided that

(A)	the election shall not become effective until at least twelve (12) months after the date on which the election is made;

(B)	the election is made at least twelve (12) months before the date that the retirement benefit would otherwise have been paid (or in the case of installment payments, at least twelve months before the date the first installment would otherwise have been paid); and

(C)	payment of the retirement benefit shall be made in a lump sum on the date that is five (5) years from the date such payment would otherwise have occurred (or in the case of a participant who had previously elected installment payments, five years from the date the first installment would otherwise have been paid).

(c)	Interest Additions. Interest shall be credited annually on a Participant’s retirement benefit calculated in accordance with Section 4.2 at the WEPP Rate for each full month from the date of the Participant’s Separation from Service to the date of payment. For this purpose, the “WEPP Rate” means the interest rate then used to calculate interest credits on cash balance accounts as described in Section 3 of the Part III Supplement to WEPP for Cash Balance Accounts and Retiree Health Care Accounts.

4.4 Cash-Out of Small Retirement Benefits

The Company shall disregard a Participant’s election regarding the time and form of payment or a Participant’s subsequent election to defer payment (as each is described in Section 4.3(b)) if the retirement benefit of the Participant under this Plan and all other nonqualified deferred compensation plans maintained by the Company which are aggregated with this Plan pursuant to Treasury Regulation Section 1.409A-1(c)(2) upon such Participant’s Separation from Service does not exceed $100,000. In such case, the Participant’s retirement benefit will be paid in a lump sum cash payment on the first regular Company payroll date for salaried exempt employees to occur in the seventh calendar month following such Participant’s Separation from Service.

4.5 Distributions on Account of Disability

Notwithstanding Section 4.3 and Section 4.4, in the event a Participant becomes Disabled before the Participant’s entire retirement benefit under the Plan is paid, the Participant’s retirement benefit (including any amounts remaining in the Plan on behalf of a Participant who had commenced to receive installment payments pursuant to Section 4.3(b)) will be paid in a lump sum cash payment on the first Company payroll date for salaried exempt employees in the month following the Participant’s Disability.

4.6 Distributions on Account of Death Following Commencement of Installment Payments

If a Participant dies after beginning to receive installment payments pursuant to Section 4.3(b), but before the Participant’s entire retirement benefit under the Plan is paid, the remaining installments that would have been paid to the Participant had the Participant survived will be paid in a lump sum cash payment on the first Company payroll date for salaried exempt employees in the month following the Participant’s death.

In the absence of a separate beneficiary designation by the Participant with respect to benefits payable upon the death of the Participant under this Section 4.6, a Participant’s beneficiary shall be the beneficiary designated by the Participant to receive a benefit under WEPP in the event of the Participant’s death. A Participant may designate a separate primary beneficiary or beneficiaries who, upon his death, are to receive the distributions that otherwise would have been paid to him under this Plan. In addition, the Participant may designate a contingent beneficiary or beneficiaries who shall receive distributions should the primary beneficiary or beneficiaries predecease the Participant. All designations shall be in writing and shall be effective only if and when delivered to the Committee during the lifetime of the Participant.

The designation of a spouse as a beneficiary shall automatically be revoked upon divorce or legal separation.

In the absence of a beneficiary designation or in the event that all of the named beneficiaries predecease the Participant, or if there is doubt as to the right of any beneficiary, the Company shall make payments to the surviving member(s) of the following classes of beneficiaries, in equal shares, with preference for classes in the order listed below:

(a)	the Participant’s spouse (unless legally separated by court decree),

(b)	the Participant’s children (including children by adoption),

(c)	the Participant’s parents (including parents by adoption), and

(d)	the Participant’s executor or administrator.

Benefits will be paid exclusively to the member(s) of the first class in the order listed above, which has surviving member(s). If that class has more than one member, payment will be made in equal shares among members of that class.

4.7 Distributions on Account of Death Before Payment or Commencement of Installment Payments

A death benefit shall be payable in the event of the death of a Participant in one of the following classes:

(a)	A Participant who meets the eligibility requirements described in Section 4.1 for a retirement benefit but who has not yet received or commenced to receive benefit payments; and

(b)	A married active Participant who has completed at least five years of Continuous Service but is not eligible for Plan benefits under section 4.1 of the Plan.

The death benefit payable on behalf of a deceased Participant described in (a) above shall be a lump sum cash payment computed in accordance with section 4.2, as though the Participant had retired the day before death, and applying (1) the automatic preretirement one-half to surviving spouse option under section 5.8 of WEPP for any married Participant or (2) the lump sum survivor option provided under section 5.9 of WEPP for a Participant who is not married on the date of his or her death. Such lump sum benefit shall be payable on the first regular Company payroll date for salaried exempt employees in the month following the month in which the Participant’s death occurs, except that only the Participant’s Qualifying Survivor may be the beneficiary under such options.

A death benefit shall be payable on behalf of a deceased Participant described in (b) above if such individual is survived by a spouse. Such benefit shall be a lump sum cash payment computed (1) based on the accrued retirement benefit computed in accordance with section 4.2 hereof, (2) using the early commencement reductions applicable to a deferred retirement benefit under section 5.4 of WEPP, (3) consistent with the death benefit formula in section 5.8(b)(2)(B) of WEPP, and (4) shall be payable on the first regular Company payroll date for salaried exempt employees in the month following the month in which the Participant’s death occurs.

4.8 Delay of Payment

Notwithstanding any other provision in the Plan, payment of a Participant’s retirement benefit under the Plan will be delayed as follows:

(a)	If any Participant is a Specified Employee (as defined in Section 409A), upon a Separation from Service for any reason other than death, commencement of payment to such Participant shall not be made before the date that is six (6) months after the date of his or her Separation from Service (or, if earlier, the date of death of the Participant). Payments to which a Specified Employee would otherwise be entitled during this period shall be accumulated and paid, together with interest, on the first Company payroll date for salaried exempt employees in the seventh calendar month following the date of his or her Separation from Service.

(b)	If the Company reasonably anticipates that any portion of any Participant’s retirement benefit could be limited or nondeductible under Code Section 162(m) (or cause other amounts payable by the Company to be nondeductible under Code Section 162(m)), then the payment of such portion of the retirement benefit to such Participant shall be delayed until the earliest date on which the Company reasonably anticipates that the deduction will not be limited or eliminated by application of Code Section 162(m).

(c)	Payment of a Participant’s retirement benefit under the Plan may be delayed as permitted under Section 409A, as if stated in the Plan, for example, if the making of a payment would jeopardize the ability of the Company to continue as a going concern, or the Company reasonably anticipates that the making of the payment will violate Federal securities or other applicable laws.

If the payment of any Participant’s retirement benefit is delayed for any reason beyond the Participant’s date of Separation from Service, the portion so delayed will be credited with interest from the date of the Participant’s Separation from Service until paid.

4.9 Forfeiture for Cause

Notwithstanding the foregoing provisions in this Article 4, any retirement benefit or death benefit otherwise payable under this Article shall be forfeited, and a Participant, and the Participant’s Qualifying Survivor or designated beneficiary, shall have no right to such benefit if the Committee or the Company determines that the Participant –

(a)	has engaged in competition with the Company or an affiliate of the Company or has gone to work for a competitor, or

(b)	has revealed trade secrets, or has otherwise engaged in a willful, deliberate, or gross act of commission or omission which is injurious to the finances or reputation of the Company or its affiliate.

Provided, however, that following a Change in Control as described in section 6.1 of the Plan, a Participant’s benefit shall not be forfeited if the Participant engages in the activities described in (a) above.

Article 5. Administration and General Provisions

5.1 Administration

The Human Resources Committee (the “Committee”) shall be charged with the administration and interpretation of the Plan but may delegate the ministerial duties hereunder to such persons as it determines. The Committee may adopt such rules as may be necessary or appropriate for the proper administration of the Plan. To the extent that such rules are not adopted, applicable rules relating to the administration of WEPP modified to the extent necessary to comply with Section 409A shall govern. The Committee shall have the exclusive right, in its discretion, to make any finding of fact necessary or appropriate for any purpose under the Plan, including but not limited to the determination of eligibility to participate in the Plan and the eligibility for and the amount of any benefit payable under the Plan. The Committee shall have the exclusive right, in its discretion, to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions, by general rule or particular decision. All findings of fact, determinations, interpretations, and decisions of the Committee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan and shall be given the maximum possible deference allowed by law. Benefits under the Plan shall be paid only if the Committee in its sole discretion determines that a Participant is entitled to the benefits.

5.2 Funding of the Plan

Benefits under the Plan shall be paid out of the general assets of the Employer. Benefits payable under the Plan shall be reflected on the accounting records of the Employer but shall not be construed to create or require the creation of a trust, custodial, or escrow account. No Employee or Participant shall have any right, title, or interest whatever in or to any investment reserves, accounts, or funds that the Employer may purchase, establish, or accumulate to aid in providing benefits under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between the Employer and an Employee or any other person. Neither a Participant nor survivor or beneficiary of an Employee shall acquire any interest greater than that of an unsecured creditor.

5.3 Claims Procedure

Benefits shall be paid in accordance with the provisions of this Plan.

(a)	The Participant, or a designated beneficiary or any other person claiming through the Participant, shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Committee. Such claim shall be reviewed by the Committee or a delegate.

(b)	If the claim is denied, in full or in part, the Committee shall provide a written notice within (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation regarding the steps to be taken if a review of the denial is desired. However, if special circumstances require an extension of the period of time for considering a claim, the 90-day period can be extended for an additional 90 days by giving the claimant written notice of the extension, the reason why the extension is necessary, and the date a decision is expected.

(c)	If the claim is denied and a review is desired, the Participant (or beneficiary) shall notify the Committee in writing within sixty (60) days after receipt of the written notice of denial. In requesting a review, the Participant or beneficiary may request a review of pertinent documents with regard to the benefits created under this Plan, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

(d)	The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. However, if special circumstances require an extension of the period of time for considering an appeal, the 60-day period can be extended for an additional 60 days by giving the claimant written notice of the extension, the reason why the extension is necessary, and the date a decision is expected. The decision shall be written and shall state the specific reasons for the decision including references to the specific provisions of this Plan on which the decision is based.

5.4 Payment of Expenses and Indemnity for Liability

The Company shall pay all expenses of administering the Plan and shall indemnify each member of the Human Resources Committee, and each other person acting at the direction of the Committee, against any and all claims, losses, damages, expenses, including counsel fees, incurred by such persons and any liability, including any amounts paid in settlement with the Committee’s approval, arising from such person’s action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

5.5 Incompetence

Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice, in a form and manner acceptable to the Committee, that such person is incompetent, and that a guardian, conservator, or other person legally vested with the care of such person’s person or estate has been appointed; provided, however, that if the Committee shall find that any person to whom a benefit is payable under the Plan is unable to care for such person’s affairs because of incompetency, any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid as provided in WEPP. Any such payment so made shall be a complete discharge of liability therefor under the Plan.

5.6 Nonalienation

No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, or encumbrance of any kind, and shall not be subject to or reached by any legal or equitable process (including execution, garnishment, attachment, pledge, or bankruptcy) in satisfaction of any debt, liability, or obligation, prior to receipt. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void.

5.7 Employer-Employee Relationship

The establishment of this Plan shall not be construed as conferring any legal or other rights upon any Employee or any person for a continuation of employment, nor shall it interfere with the rights of the Employer to discharge any Employee or otherwise act with relation to the Employee. The Employer may take any action (including discharge) with respect to any Employee or other person and may treat such person without regard to the effect which such action or treatment might have upon such person as a Participant of this Plan.

5.8 Effect on Other Benefit Plans

Amounts credited or paid under this Plan shall not be considered to be compensation for the purposes of WEPP. The treatment of such amounts under other employee benefit plans maintained by the Employer shall be determined pursuant to the provisions of such plans.

5.9 Tax Liabilities

(a)	Tax Withholding. The Company may deduct from any payment of benefits hereunder any taxes required to be withheld and such sum as the Employer may reasonably estimate to be necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to such payment.

(b)	Acceleration of Payment. The time and schedule of payments that would otherwise occur pursuant to Article 4, may be accelerated as follows:

(1)	A payment may be made to pay the Federal Insurance Contribution Act (FICA) tax imposed by Code Sections 3101, 3121(a), and 3121(v)(2) on amounts deferred under the Plan (the FICA amount).

(2)	A payment may be made to pay state, local, or foreign tax obligations arising from participation in the Plan that apply to amounts deferred under the Plan before the amounts are paid or made available to the Participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. Such payment may be made by distributions to the Participant in the form of withholding pursuant to provisions of the applicable state, local, or foreign law or by distribution directly to the Participant.

(3)	A payment may be made to pay the Federal income tax at the source on wages imposed under Code Section 3401, or the corresponding withholding provisions of applicable state, local, or foreign tax laws, as a result of payment of the FICA amount and/or the state, local, or foreign tax amount, and to pay the additional income tax at source on wages attributable to the pyramiding under Code Section 3401 wages and taxes.

However, the total payment to or on behalf of the Participant pursuant to this acceleration provision may not exceed the aggregate of the FICA, state, local, and/or foreign tax amount, and the Federal income tax withholding related to such FICA, state, local and/or foreign tax amounts.

Article 6. Change in Control, Amendment, and Termination

6.1 Change in Control

In the event of a “Change in Control” where the Company is not the surviving corporation, it is intended that the Plan shall be continued and that any such continuing, resulting, or transferee entity shall assume all liabilities of the Company hereunder.

6.2 Amendment

The Committee, consistent with relevant action of the Board of Directors, may amend or modify the Plan, at any time and from time to time and in any respect, provided, however, that no such action of the Committee, without approval of the Participant, may adversely affect in any way any amounts already accrued by the Participant pursuant to the Plan prior to such amendment.

6.3 Termination

The Company reserves the right to terminate the Plan in accordance with this Section.

(a)	Bankruptcy. The Company may terminate the Plan within twelve months of a corporate dissolution taxed under Code section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. section 503(b)(1)(A), provided that the amounts accrued under the Plan are included in the Participants’ gross incomes in the latest of: (i) the calendar year in which the Plan termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)	Change in Control. The Company may terminate the Plan within the thirty days preceding a Change in Control, or the Company, or a successor company that is primarily liable for payment of amounts deferred under the Plan immediately after the Change in Control transaction, may terminate the Plan within the twelve months following a Change in Control. The Plan will be treated as terminated only if all substantially similar arrangements sponsored by the Company (or the successor company, if applicable) and all affiliates are terminated, so that the Participants in the Plan and all participants that experienced the Change in Control event under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve months of the date the Company (or the successor company) irrevocably takes all necessary action to terminate the arrangements.

(c)	Discretionary Termination. The Company may terminate the Plan at any time in its discretion, provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Company; (ii) all arrangements sponsored by the Company and its affiliates that would be aggregated with any terminated arrangement under Section 409A if the same individual participated in all of the arrangements, are terminated; (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve months of the termination of the arrangements; (iv) all payments are made within twenty-four months of the termination of the arrangements; and (v) the Company and its affiliates do not adopt a new arrangement that would be aggregated with any terminated arrangement under Section 409A if the same individual participated in both arrangements, at any time within three years following the date of termination of the Plan.

(d)	Other. The Company may terminate the Plan upon such other events and in such other conditions as the Commissioner of Internal Revenue may prescribe in generally applicable published guidance.

* * * * * * * * * *

IN WITNESS WHEREOF, WHIRLPOOL CORPORATION has caused this Plan to be executed below by its duly authorized representatives this 19th day of December, 2008.

WHIRLPOOL CORPORATION

By:	/s/ David A. Binkley
David A. Binkley,
Senior Vice President
Global Human Resources

ATTEST:

By:	/s/ Robert J. LaForest
Robert J. LaForest,
Associate General Counsel and Assistant Secretary